Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

  Vice President and Treasurer

  540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (June 4, 2008) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its fourth quarter of fiscal year 2008, that ended on April 30, 2008.

Net sales declined 14% as compared with the fourth quarter of the prior fiscal year to $143,302,000. Remodeling sales declined by a mid single-digit percentage and new construction sales declined more than 25% as compared with the fourth quarter of the prior year. Net sales for the fiscal year ended April 30, 2008, declined 21% to $602,426,000 as compared with the prior fiscal year. Sales of core products, which exclude sales of low-margin products that were completely transitioned out of the Company’s sales mix in the third quarter of the prior year, declined 16% during the fiscal year.

Net income for the fourth quarter of fiscal 2008 was $36,000, or $0.00 per diluted share, compared with net income of $6,180,000, or $0.40 per diluted share, in the prior year. Net income for fiscal year 2008 was $4,271,000, or $0.29 per diluted share, compared with the prior year’s $32,561,000, or $2.04 per diluted share.

Gross profit for the fourth quarter of fiscal 2008 was 16.3% of sales, compared with 20.9% in the previous year. Gross profit for fiscal year 2008 was 17.1% of sales, down from 20.5% in the prior year. The decline in gross profit margin primarily reflected the unfavorable impact of inefficiencies in labor, overhead and freight costs stemming from lower sales volumes, as well as the impact of rising fuel prices upon freight and materials costs.

Selling, general and administrative costs were 16.0% of net sales in the fourth quarter of fiscal 2008, up from 15.5% of net sales in the prior year. Selling, general and administrative costs were 16.4% of net sales in fiscal year 2008, up from 14.0% in the prior year. The Company reduced its operating expenses during the fourth quarter and entire fiscal year 2008 as compared with the comparable prior year periods by 10% and 7%, respectively, driven primarily by reduced performance-based compensation and reduced spending. These reductions in cost were more than offset by the Company’s sales decline.

The Company generated free cash flow of $4.7 million in the fourth quarter of fiscal 2008 (defined as cash provided by operating activities net of cash used for investing activities), and used this cash to return $3.2 million to its shareholders in the form of stock repurchases of $1.9 million and dividend payments of $1.3 million. For the fiscal year, the Company generated $28.6 million of free cash flow, and returned $29.6 million to its shareholders in the form of stock repurchases totaling $24.8 million and dividend payments of $4.8 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fourteen manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2008	2007	2008	2007
Net Sales	$143,302	$166,131	$602,426	$760,925
Cost of Sales & Distribution	119,905	131,354	499,299	605,106

Gross Profit	23,397	34,777	103,127	155,819
Sales & Marketing Expense	16,585	18,294	71,875	71,009
G&A Expense	6,414	7,397	26,870	35,402

Operating Income	398	9,086	4,382	49,408
Interest & Other (Income) Expense	(90)	(320)	(1,303)	(1,770)
Income Tax Expense	452	3,226	1,414	18,617

Net Income (Loss)	$36	$6,180	$4,271	$32,561

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	14,217,668	15,591,792	14,539,545	15,976,417
Earnings (Loss) Per Diluted Share	$0.00	$0.40	$0.00	$2.04

Balance Sheet

	April 30, 2008	April 30, 2007
Cash & Cash Equivalents	$56,932	$58,125
Customer Receivables	27,744	38,074
Inventories	46,981	56,349
Other Current Assets	11,731	11,260

Total Current Assets	143,388	163,808
Property, Plant & Equipment	150,840	166,821
Other Assets	20,571	18,066

Total Assets	$314,799	$348,695

Current Portion – Long-Term Debt	$864	$854
Accounts Payable & Accrued Expenses	55,170	67,206

Total Current Liabilities	56,034	68,060
Long-Term Debt	26,043	26,908
Other Liabilities	18,088	27,630

Total Liabilities	100,165	122,598
Stockholders’ Equity	214,634	226,097

Total Liabilities & Stockholders’ Equity	$314,799	$348,695

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended January 31,
	2008	2007
Net Cash Provided by Operating Activities	$47,639	$86,479
Net Cash Used by Investing Activities	(19,030)	(28,146)
Net Cash Used by Financing Activities	(29,802)	(48,163)

Net Increase in Cash and Cash Equivalents	(1,193)	10,170
Cash and Cash Equivalents, Beginning of Period	58,125	47,955

Cash and Cash Equivalent, End of Period	$56,932	$58,125

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